Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fulton Financial Corporation:

We consent to the use of our report dated February 28, 2013, with respect to the consolidated balance sheets of Fulton Financial Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 18, 2013